EXHIBIT 15.1

True Leaf to Introduce Hemp-Based Cat Treats at Interzoo

Company also announces new distributors and expanded store reach in Europe at the world’s largest trade fair for the international pet industry

VERNON, British Columbia, May 07, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (FSE:TLA) (OTCQB:TRLFF), a plant-focused wellness brand for people and their pets, announced today that the company will present its first line of hemp-based treats specially formulated for cats at Interzoo, May 8-11, 2018, in Nuremberg, Germany.

The innovative treats have a crunchy outer shell and a soft inner core made with hemp – a first to the industry world-wide. The functional treats will provide calming support for cats, promote skin and coat health, help prevent hairballs, and also support urinary tract function.

“We are proud to introduce our first product line for cats to the international pet industry this week at Interzoo,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “True Leaf Pet exists to help pets live happier, healthier lives. We will soon offer millions of cat owners a line of treats that provide the same benefits as our popular hemp-based products for dogs.”

True Leaf Pet has also expanded its selling power in Europe. The company has partnered with several new distributors over the past few months to bring its products to pet stores in Norway, Holland, Belgium, Switzerland, and Greece. True Leaf Pet products are now available in more than 470 stores across Europe, including the Pets Corner locations in the United Kingdom.

True Hemp™ is the first hemp-based pet product line to be marketed globally. The company’s dog chews, dental sticks, and supplement oils are now sold in more than 1,800 stores across North America, Europe, and New Zealand.

True Leaf Pet hemp-based pet products are also available online at www.trueleaf.com and on Amazon.

True Leaf Pet will join 2,000 exhibitors from 70 countries at Interzoo, the world’s largest trade fair for the international pet industry, from May 8 to 11 in Nuremberg, Germany. More than 40,000 visitors are expected to attend the 2018 Interzoo, making it the biggest event yet.

Visit the True Leaf Pet team at Interzoo at Booth 2-422A in Hall 2.

About True Leaf

True Leaf is a plant-focused wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc. The company’s goal is to provide federally-approved medicinal cannabis products that will be sold across Canada and the United States. True Leaf Medicine Inc. was launched in July 2013 to become a licensed producer of medicinal cannabis for the Canadian market. True Leaf Medicine Inc. has been granted approval by Health Canada to build its grow facility and will be subject to a Health Canada inspection upon completion to allow for the cultivation, manufacture, and distribution of cannabis products. Currently, True Leaf does not have a license to produce cannabis.

Established in 2015, True Leaf Pet Inc. markets hemp-based products for the pet industry. The company launched the True Hemp™ pet supplement line in Canada, the United States, and Europe, becoming one of the first hemp-based pet product lines to be marketed worldwide.

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

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www.trueleafpet.eu

twitter.com/trueleafpet

facebook.com/trueleafpet

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.